Exhibit 99.1

Investor Relations Contact:
John Lawlor, Cognos
613-738-3503
john.lawlor@cognos.com

Media Relations Contact:
Steve Milmore, Cognos
781-313-2403
steve.milmore@cognos.com

COGNOS® ANNOUNCES OPEN MARKET STOCK REPURCHASE

Ottawa, Ontario – October 6, 2004 – Cognos Incorporated (Nasdaq:COGN; TSX:CSN) today announced that it has adopted a stock repurchase program that will enable the Company to purchase up to 4,530,256 common shares (not more than 5% of the 90,605,137 common shares currently issued and outstanding as of October 5, 2004) between October 9, 2004 and October 8, 2005. Any purchases will be done on The Toronto Stock Exchange or The Nasdaq Stock Market at prevailing open market prices and paid out of general corporate funds. The Company is of the view that from time to time the market price of its common shares does not adequately reflect the underlying value of the Company’s business. All repurchased shares will be cancelled. No shares will be knowingly purchased from Company insiders or their affiliates. As of October 5, 2004, under the Company’s existing stock repurchase program, which was adopted on October 9, 2003 and expires on October 8, 2004, Cognos has repurchased 902,500 shares at an average price of US$32.75 for an aggregate purchase price of approximately US$29.6 million.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning the framework for the Company’s stock repurchase program and the Company’s belief of the benefits to be derived therefrom. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: the strategic priorities of the Company; fluctuations in its quarterly and annual operating results based on historical patterns, which may cause its stock price to fluctuate or decline; the volatility of the financial markets in response to variations in results of operations; general broad market fluctuations unrelated to operating performance of the Company or the high technology sector; the general global economic conditions and its impact on the Company’s business; as well as the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the United States Securities and Exchange Commission, as well as other periodic reports filed with the SEC. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statement to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

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About Cognos

Cognos, the world leader in business intelligence and corporate performance management, delivers software that helps companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage – Corporate Performance Management – achieved through the strategic application of business intelligence on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 22,000 customers in over 135 countries. Cognos enterprise business intelligence solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

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